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                                                                    EXHIBIT 10.3

                              ARGO-TECH CORPORATION
                               23555 Euclid Avenue
                              Cleveland, Ohio 44117


                                                                October 15, 1986



Dear Mr. Lipscomb:

        As you are aware, TRW Inc. ("TRW") has entered into an agreement with Argo-Tech Corporation ("Argo-Tech" or the "Company") pursuant to which TRW will sell all of the assets of its Power Accessories Division ("PAD") to Argo-Tech. At the time of the closing of the transaction (the "Closing"), it is anticipated that the Company will issue shares of its Class A Common Stock to its proposed management (the "Management Investors"). As one of the Management Investors, you have subscribed for 800 shares (the "Shares") of Class A Common Stock of the Company. Assuming that (i) the transaction between TRW and Argo-Tech is fully consummated, and (ii) you purchase the Shares for which you have subscribed, we are pleased to offer you a position with the Company, the terms of compensation for which are outlined herein.

1. Employment.
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        As of the Closing and until terminated as described in this letter, you will be the Vice President for Operations of the Company, with the power and duties ordinarily associated with and commensurate with such position unless otherwise directed by the Board of Directors. During your employment with the Company, we expect that you will devote your best efforts and abilities to the performance of your duties and will devote your entire business time and energy to the furtherance of the business and affairs of the Company. For the fiscal year beginning November 1, 1986 and ending October 31, 1987 (the "1987 Fiscal Year"), you will receive an annual base salary of $73,000, payable semi-monthly or otherwise in accordance with the Company's payroll policies. The Company will give consideration annually commencing with January 1, 1987 to appropriate adjustments in your compensation to reflect your experience and contribution to the Company, and to reflect the value of your services in the employment market.

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        In addition to this base salary, you will be eligible for bonuses to be determined at the discretion of the Board of Directors (with substantial input from appropriate management), in an amount not to exceed 40% of your annual base salary. All bonuses will be payable after the end of each fiscal year (I.E., for the 1987 Fiscal Year, after October 31, 1987) and will be based on the overall performance and success of the Company as of such fiscal year end as well as your individual contribution to the Company in light of specific set goals. The details of such goals will be discussed with you in the near future with respect to the 1987 Fiscal Year and at the beginning of each subsequent fiscal year.

        You shall be reimbursed for normal and reasonable expenses which you incur on behalf of the Company in accordance with the Company's policies. In addition, the Company shall provide certain fringe benefits as determined in the discretion of the Board of Directors with due consideration to then current market conditions and practices.

        Promptly after the Closing, the Board of Directors of the Company will establish guidelines for a stock incentive plan (the "Incentive Plan") for all officers of the Company, in which you will be eligible to participate. The Incentive Plan will be fully established not later than October 31, 1987 and the details of the Incentive Plan will be made available to you as soon as it is in place. The Incentive Plan will provide, among other things, that (i) the Company will issue options to acquire not less than 2,000 shares of its Class A Common Stock to the Management Investors (the specific amounts determined by the Board of Directors), all of such options to be issued not later than January 31, 1989;
(ii) the Company shall reserve options to acquire not less than 1,000 shares of its Class A Common Stock for issuance (at the discretion of the Board of Directors) to persons other than the Management Investors who are as of the date of the Closing employed by the Company and who shall, at the time of the issuance of such options to such persons, become members of the executive management group of the Company; and (iii) the Company shall reserve options to acquire not less than 1,000 shares of its Class A Common Stock for issuance (at the discretion of the Board of Directors) to persons who are not as of the date of the Closing employed by the Company and who shall, at the time of the issuance of such options to such persons, become members of the executive management group of the Company;


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PROVIDED, that to the extent that any of the options described in paragraphs
(ii) and (iii) above are not issued as of the date of an initial public offering of shares of stock of the Company, such options shall be aggregated with the options described in paragraph (i) above and shall be distributed to the Management Investors under conditions similar to those applicable to the options described in paragraph (i) above, as determined by the Board of Directors.

        You will receive an advance bonus equal to 20% of your current annual base salary, payable on January 31, 1987. The amount of this advance bonus will be deducted from your aggregate bonus which will be payable for the 1987 Fiscal Year.

        In the event that your employment with the Company is terminated without Cause (as defined in the Stockholders' Agreement dated as of October 15, 1986) prior to October 31, 1987, you will be eligible to receive all salary, bonuses and benefits for 24 months from the date of termination. If your employment with the Company is terminated without Cause on or after October 31, 1987 but before October 31, 1988, you will be eligible to receive all salary, bonuses and benefits until October 31, 1989. If your employment with the Company is terminated without Cause on or after October 31, 1988, you will be eligible to receive all salary, bonuses and benefits for 12 months from the date of termination. In all such cases described above, the amount of the salary, bonuses and benefits to which you will be entitled will be in amounts equal to the respective amounts or value you received during the 12-month period immediately preceding such termination.

2. Purchase of Shares
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        In light of the complicated nature of the transaction to be consummated, the Company will pay the verified legal expenses of Spieth, Bell, McCurdy & Newell, special counsel to the Management Investors, which are incurred in connection with your purchase of any of the Common Stock of the Company prior to or at the time of the Closing.

        In addition, in connection with your purchase of the Shares, the Company has agreed to make available to you a loan (the "Loan") in a principal amount equal to not more than the aggregate purchase price you will pay for the Shares. The Loan shall bear interest at a rate of 7% per


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annum, payable annually on each January 31st, and shall be secured by a pledge of the Shares until all Loan obligations are fully paid. The Loan will be evidenced by a promissory note in form and substance satisfactory to the Company and the pledge will be evidenced by a Pledge Agreement in form and substance satisfactory to the Company. All bonus payable by the Company to you on January 31, 1987 as described above shall be applied against the outstanding principal amount of the Loan. In addition, on January 31, 1987, after giving effect to the offset of the bonus payable by the Company on such date, you shall prepay the Loan in an amount (if any) necessary to reduce the outstanding principal amount of the Loan to a principal amount not exceeding 50% of the original aggregate purchase price of the Shares. Furthermore, two-thirds of the aggregate amount (before taxes) of the bonuses payable by the Company with respect to the Company's fiscal year ending on October 31, 1988, shall be applied against the outstanding principal amount of the Loan, PROVIDED that you will receive the amount (if any) by which such bonuses exceed the outstanding amount of the Loan. Any remaining principal amount of the Loan shall be due and payable on January 31, 1990. Additionally, if your employment with the Company is terminated for any reason, you must repay the Loan in full within 30 days.

        We trust that the above information meets with your approval and we hope that the level of your performance with and contribution to the Company will be as great or even greater than that which we have witnessed in your work with PAD. Should you have any questions or comments, or if we can provide any further information, please contact us.


                                     Sincerely,


                                     ARGO-TECH CORPORATION



                                     By: /s/ A. Mendez
                                         -----------------------------------
                                         Title: President






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